                            DISTRIBUTION AND SERVICE PLAN
                            OF THE MARSICO INVESTMENT FUND

    WHEREAS, The Marsico Investment Fund (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

    WHEREAS, shares of beneficial interest of the Trust have initially been divided into two separate series, the Marsico Focus Fund and the Marsico Growth & Income Fund, and may be divided into additional series in the future (the "Funds");

    WHEREAS, the Trust desires to adopt, on behalf of the Funds, a Distribution and Service Plan pursuant to Rule 12b-l under the Act (the "Plan"), and the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Distribution and Service Plan will benefit the Trust, the Funds and their respective shareholders;

    NOW, THEREFORE, the Trust on behalf of the Funds hereby agrees to the terms of the Plan, in accordance with Rule 12b-l under the Act on the following terms and conditions:

    1. The Funds shall pay fees for the distribution of their shares and for services to shareholders of the Funds at the annual rate of .25% of each respective Funds' average daily net assets. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

    2. The amount set forth in paragraph 1 of this Plan shall be paid in connection with any activities or expenses primarily intended to result in the sale of the shares of the Funds, including, but not limited to, compensation to registered representatives of broker-dealers that have entered into a Dealer Agreement with the Funds' Distributor and to financial institutions and other entities that make shares of the Funds available to their customers; compensation to and expenses of employees of the Funds' Distributor who engage in or support distribution of the Funds' shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing; in addition, a portion of such amount may be paid for account maintenance and personal service to shareholders (the "Service Fee").

    3. This Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of such Fund.

    4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

    5. This Plan of Distribution shall continue in full force and effect as to the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

    6. The Trustees of the Trust shall be provided and shall review at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

    7. This Plan may be terminated as to the Funds at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of the Funds on not more than 30 days' written notice to any other party to the Plan.

    8. This Plan may not be amended to increase materially the amount of the distribution fee (including any Service Fee) provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

    9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

    10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

                         Sunstone Distribution Services, LLC
                               207 East Buffalo Street
                                      Suite 400
                             Milwaukee, Wisconsin  53202


                  DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES
                            OF THE MARSICO INVESTMENT FUND


Gentlemen:

    We have entered into a Distribution Agreement with The Marsico Investment Fund (the "Trust"), a Delaware business trust registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), in connection with its initial two separate series, the Marsico Focus Fund and the Marsico Growth & Income Fund, and such other series as may added to the Trust in the future (the "Funds"), pursuant to which we have been appointed distributor of shares of the Funds.

    This Dealer Assistance Agreement (the "Agreement") has been adopted pursuant to Rule 12b-1 under the 1940 Act by the Trust on behalf of the Funds under a Distribution and Service Plan (the "Plan") adopted pursuant to said Rule. This Agreement, being made between Sunstone Distribution Services, LLC (the "Distributor") and the undersigned authorized dealer, relates to the services to be provided by the authorized dealer and for which it is entitled to receive payments pursuant to the Plan.

         1. To the extent that you provide distribution assistance and/or account maintenance and personal services in accordance with the Plan and applicable rules of the National Association of Securities Dealers, Inc. (the "NASD") to those of your customers who may from time to time directly or beneficially own shares of the Funds, we shall pay you a fee periodically.

         2. The fee paid with respect to each applicable Fund will be computed daily and paid quarterly at an annual rate of up to 0.25% of the average net asset value of the shares of such Fund purchased or acquired, provided that such shares are owned of record at the close of business on the last business day of the payment period by your firm as nominee for your customers, or are owned on such date by those customers of your firm whose records, as maintained by the Fund or its transfer agent, designate your firm as the customers' dealer of record or holder of record (the "Subject Shares").

         3. We shall pay you the total of the fees calculated for each respective Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

         4. We reserve the right to withhold payment with respect to the Subject Shares purchased by you and redeemed or repurchased by the Fund or by us as distributor within seven (7) business days after the date of our confirmation of such purchase. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

         5. You shall furnish us and the Funds with such information as shall reasonably be requested either by the trustees of the Funds or by us with respect to the fees paid to you pursuant to this Agreement.

         6. We shall furnish the trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

         7. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus for the Funds, and you shall have no authority to act as agent for the Funds or for the Distributor.

         8. We may enter into other similar agreements with any other person without your consent.

         9. You represent that you are a member of the NASD and agree to maintain membership in the NASD. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 2830 of the NASD Conduct Rules, all of which are incorporated herein as if set forth in full. You shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale under the Blue Sky laws and regulations for such state, except for states in which they are exempt from qualification. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency.

         10. This Agreement may be terminated with respect to any Fund at any time without payment of any penalty by the vote of a majority of the trustees of such Fund who are not interested persons of that Fund (the "Independent Trustees") or by a vote of a majority of the Fund's outstanding shares, on sixty (60) days' written notice. It will be terminated by any act which terminates either the Distribution Agreement with us or the Distribution and Service Plan, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

         11. The provisions of the Distribution Agreement, insofar as they relate to the Plan, are incorporated herein by reference. This Agreement shall become effective upon execution and delivery hereof and shall continue in full force and effect as long as the continuance of the Plan and this related Agreement are approved at least annually by a vote of the trustees, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

         12. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

                                       SUNSTONE DISTRIBUTION SERVICES, LLC


                                       By:
                                             ----------------------------------

                                       Name:
                                             ----------------------------------

                                       Title:
                                             ----------------------------------

                                       ACCEPTED:


                                       ----------------------------------------
                                       Dealer's Name


                                       ----------------------------------------
                                       Address


                                       By:
                                             ----------------------------------

                                       Name:
                                             ----------------------------------

                                       Title:
                                             ----------------------------------